Exhibit 99.1

Allegheny Technologies Announces Full Year and Fourth Quarter 2008 Results

Full Year 2008 Results

  Sales were $5.31 billion
  Net income was $565.9 million, or $5.67 per share
  Segment operating profit was $937.3 million, or 17.7% of sales
  Gross cost reductions of $134.2 million
  Return on capital employed of 21.8%
  Return on stockholders’ equity of 27.0%
  Net debt to total capitalization was 2.0%
  Total debt to total capitalization was 20.6%
  Cash provided by operating activities of $754.5 million
  Capital expenditures of $515.7 million
  Voluntary contributions to U.S. defined benefit pension plan of $65.2 million
  Cash on hand was $470 million at year-end 2008

Fourth Quarter 2008 Results

  Sales of $1.11 billion
  Net income of $110.9 million, or $1.15 per share
  Segment operating profit of $177.5 million, or 16.0% of sales

PITTSBURGH--(BUSINESS WIRE)--January 21, 2009--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the fourth quarter 2008 of $110.9 million, or $1.15 per share, on sales of $1.11 billion.

In the fourth quarter 2007, ATI reported net income of $148.9 million, or $1.45 per share, on sales of $1.27 billion.

For the full year 2008, net income was $565.9 million, or $5.67 per share, on sales of $5.31 billion. For the full year 2007, net income was $747.1 million, or $7.26 per share, on sales of $5.45 billion.

“2008 was the second best year for sales and earnings per share in the history of ATI. This was accomplished even with supply chain disruptions and schedule push outs in the aerospace market and an unprecedented fall in demand from many of our other markets during the fourth quarter,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

“Our 2008 results reflect ATI’s transformation into a globally focused, diversified high-value specialty metals company with strong cash flow and liquidity, and a solid balance sheet. Shipments of ATI’s total titanium products reached over 47 million pounds, an increase of approximately 15% over 2007. Shipments of our grain-oriented electrical steel increased 9% and shipments of our exotic alloys increased 6%, both compared to 2007 shipments. Direct international sales were 28% of sales. Through our ATI Business System, we maintained our world-class safety performance and achieved over $134 million of gross cost reductions.

“Key financial metrics were strong during the year. Return on capital employed was 21.8% and return on stockholders’ equity was 27%.

“ATI’s financial position remains strong. At the end of 2008, we had $470 million of cash, no borrowings under our $400 million domestic credit facility, no significant near-term debt maturities, and net debt to total capitalization of 2%. This strong financial position is after self-funded capital investments in 2008 of $516 million and over $278 million in share repurchases. We also made a $65 million voluntary contribution to our U.S. defined benefit pension plan during the fourth quarter 2008, which consisted of $30 million of cash and 1.5 million shares of ATI common stock.

“The combination of the continuing credit crisis and the global recession has resulted in challenging conditions in many of our markets. We currently have limited short-term visibility. We have taken actions to adjust our production schedules, preserve cash and maintain our liquidity, ratchet up our cost reductions, and continue the transformation of ATI. To help ensure that ATI remains solidly profitable in 2009, we have contingency plans ready to be implemented should our markets not stabilize and business conditions deteriorate further.

“We currently expect 2009 capital expenditures of approximately $450 million. We are committed to continuing to self-fund these projects and can further adjust the timing of any project if necessary. We have targeted a minimum of $150 million in new gross cost reductions in 2009. We are focused on improving inventory turns in order to limit the amount of cash used in managed working capital, as well as to limit our exposure to volatile raw material costs.

“Primarily as a result of the historic negative returns in equity and fixed income markets in 2008, we expect 2009 pretax retirement benefit expense, which includes pension and other post retirement benefits, of approximately $140 million, or nearly $35 million per quarter. This represents an increase of nearly $132 million compared to 2008.

“We expect 2009 to be challenging. We believe that weak demand from many of our end markets will continue through the first half. In addition, we expect first quarter income before tax to be negatively impacted by a raw materials/surcharge mismatch of nearly $70 million. Most of this will impact the Flat-Rolled Products segment and results from the unprecedented drop in raw material costs over the last three months of 2008. We do not believe that this issue will have a significant impact beyond the first quarter. As a result of the challenging economy, the expected significant increase in retirement benefit expense, and the raw materials/surcharge mismatch, we expect first quarter 2009 results to be at or near breakeven.

“The aerospace and defense and global infrastructure markets, namely chemical process industry, oil and gas, electrical energy, and medical, have been driving our performance for the last several years. These markets accounted for over 70% of ATI sales in 2008. We continue to believe that these markets have strong growth potential over the intermediate and long-term. We intend to use these difficult market conditions to continue to positively differentiate ATI as a uniquely positioned, diversified, technology-driven global specialty metals producer.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2008	2007	2008	2007

Sales	$1,112.7	$1,273.6	$ 5,309.7	$5,452.5

Net income	$110.9	$148.9	$ 565.9	$747.1

	Per Diluted Share

Net income	$1.15	$1.45	$ 5.67	$7.26

Full Year and Fourth Quarter 2008 Financial Highlights

  Sales for the full year 2008 were $5.31 billion, 2.6% lower than 2007. Direct international sales increased to $1.49 billion and represented 28% of total sales. Compared to the full year 2007, sales decreased 6% in the High Performance Metals segment, and 1% in the Flat-Rolled Products segment, and increased 5% in the Engineered Products segment. For the fourth quarter 2008, sales decreased to $1.11 billion, 12.6% lower than the fourth quarter 2007. Compared to the fourth quarter 2007, sales declined 12% in the High Performance Metals segment, 14% in the Flat-Rolled Products segment and 7% in the Engineered Products segment.
  Full year 2008 segment operating profit was $937.3 million, or 17.7% of sales, a decrease of $329.1 million compared to 2007 as a result of lower profitability across all business segments.
  Fourth quarter 2008 segment operating profit was $177.5 million, a decrease of $66.9 million, or 27%, compared to the fourth quarter 2007, as a result of declines in profitability in the High Performance Metals and Engineered Products business segments partially offset by improved profitability in the Flat-Rolled Products segment.
  Net income for the full year 2008 was $565.9 million, or $5.67 per share, compared to $747.1 million, or $7.26 per share for 2007. For the fourth quarter 2008, net income was $110.9 million, or $1.15 per share, compared to $148.9 million, or $1.45 per share, in the fourth quarter 2007.
  Cash flow from operations was $754.5 million for the 2008 year.
  Capital expenditures totaled $515.7 million for the full year 2008, including $150.6 million in the fourth quarter 2008. Over the past four years, we have self-funded $1.3 billion in capital expenditures to enhance and expand our manufacturing capabilities.
  Cash on hand was $469.9 million at the end of 2008, an increase of $197.3 million from September 30, 2008.
  Gross cost reductions, before the effects of inflation, totaled $30.4 million for the fourth quarter 2008 and $134.2 million for the full year 2008, which exceeded our 2008 gross cost reduction target of $100 million. Our 2009 gross cost reduction target is a minimum of $150 million.

High Performance Metals Segment

Fourth Quarter Market Conditions

  Demand for our titanium alloys was stable from our airframe customers and began to soften for jet engine applications. Demand for our nickel-based alloys and specialty alloys began to soften for jet engine applications and from the oil and gas market and was steady from the electrical energy market. Demand for our exotic alloys was good from the chemical process industry and nuclear energy markets.

Fourth quarter 2008 compared to fourth quarter 2007

  Sales were $449.2 million, 12% lower than fourth quarter 2007. Shipments decreased 8% for titanium and titanium alloys, 3% for nickel-based and specialty alloys and 22% for exotic alloys. Average selling prices declined 9% for titanium and titanium alloys and 8% for nickel-based and specialty alloys. Average selling prices for exotic alloys increased 24%. The decline in the average selling price for titanium and titanium-based alloys, and nickel-based and specialty alloys was primarily due to lower raw material indices due to lower raw material costs and a more competitive pricing environment. The increase in average selling prices for exotic alloys was primarily due to increased demand from chemical process industry and nuclear energy markets and higher raw material surcharges.
  Segment operating profit was $117.2 million, or 26.1% of sales, a $70.0 million decrease compared to the fourth quarter 2007 primarily due to lower shipments and selling prices for most of our products, which was partially offset by higher selling prices for zirconium products and the net benefits of gross cost reductions. In addition, fourth quarter 2008 operating profit was compressed by rapidly declining raw material costs, primarily titanium and titanium scrap, and nickel and nickel-bearing scrap. This resulted in higher cost material purchased earlier in the year flowing through cost of sales and not matching raw material indices included in the selling prices due to the long manufacturing cycle times of some of our products. This compression was offset by a $40.5 million reduction in the LIFO inventory valuation reserve. The fourth quarter 2007 had a LIFO inventory valuation reserve benefit of $61.4 million, primarily due to lower raw material costs.
  Results benefited from $15.7 million of gross cost reductions, bringing the gross cost reductions in this segment for the year to $65.3 million.

Flat-Rolled Products Segment

Fourth Quarter Market Conditions

  Demand was steady for our industrial titanium sheet, grain-oriented electrical steel, and nickel-based and specialty alloy products from the oil and gas, and electrical energy markets. Shipments of our standard stainless products were very weak and pricing was more competitive. Shipments of our Precision Rolled Strip® products were significantly lower due to reduced demand from the electronics, automotive and residential construction markets. Service center inventories of standard stainless products remained low.

Fourth quarter 2008 compared to fourth quarter 2007

  Sales were $563.5 million, 14% lower than the fourth quarter 2007, due primarily to lower shipments for most products, lower raw material surcharges and lower base prices. Shipments of standard stainless products decreased 22% and total high-value products shipments decreased 6%. Within high-value products, increased shipments of industrial titanium sheet and nickel-based alloys, and level shipments of grain-oriented electrical steel were offset by a decline in shipments of Precision Rolled Strip® products. Average transaction prices for all products were 1% higher, primarily due to a better mix of high-value products which offset lower raw material surcharges and more competitive base prices for standard stainless sheet and plate.
  Segment operating profit improved slightly to $62.2 million, or 11.0% of sales, an increase of $6.5 million compared to the fourth quarter 2007. Fourth quarter 2008 operating profit was compressed by rapidly declining raw material costs, primarily nickel and nickel bearing scrap, iron scrap, chromium, and molybdenum. This resulted in higher cost material purchased earlier in the year flowing through cost of sales and not matching raw material surcharges included in the selling prices due to the long manufacturing cycle times of some of our products. This compression was more than offset by increased shipments of our flat-rolled titanium and nickel-based alloys products, a decrease in the LIFO inventory valuation reserve, and benefits of gross cost reductions. Declining raw material costs, which affected almost all of the raw materials we use, resulted in a LIFO inventory valuation reserve benefit of $81.1 million in the fourth quarter 2008. The fourth quarter 2007 included a LIFO inventory valuation benefit of $14.1 million, primarily due to lower nickel and nickel-bearing scrap costs.
  Results benefited from $11.8 million in gross cost reductions, bringing the 2008 year gross cost reductions in this segment to $59.3 million.

Engineered Products Segment

Fourth Quarter Market Conditions

  Demand declined significantly during the quarter for most products. This abrupt decrease in demand was particularly evident for wind turbine components from the electrical energy market and from the transportation market.

Fourth quarter 2008 compared to fourth quarter 2007

  Sales were $100.0 million, 7% lower than the fourth quarter 2007.
  Results of operations for the segment was a $1.9 million loss, compared to income of $1.5 million for the comparable 2007 period. The decrease in profitability was due to reduced volume, lower selling prices, including raw material surcharges, and $1.8 million of start-up expenses associated with our Alpena, MI casting operation. In addition, a rapid decline in raw material costs resulted in higher cost material purchased earlier in the year flowing through cost of sales and not matching raw material surcharges included in selling prices due to manufacturing cycle times. This compression in profit margins was offset by a LIFO inventory valuation reserve benefit of $11.1 million in the fourth quarter 2008 and gross cost reductions. The fourth quarter 2007 included a LIFO inventory valuation reserve charge of $2.0 million primarily as a result of higher material costs.
  Results benefited from $2.9 million of gross cost reductions, bringing the gross cost reductions in this segment for the 2008 year to $9.6 million.

Retirement Benefit Expense

  Retirement benefit expense decreased to $2.6 million in the fourth quarter 2008, compared to $7.6 million in the fourth quarter 2007, primarily as a result of higher than expected returns on plan assets in 2007 and the positive benefits of the voluntary pension contributions over the last several years.
  For the fourth quarter 2008, retirement benefit expense included in cost of sales was $1.9 million and in selling and administrative expenses was $0.7 million. For the fourth quarter 2007, the amount of retirement benefit expense included in cost of sales was $5.4 million, and the amount included in selling and administrative expenses was $2.2 million.
  As previously disclosed, during the 2008 fourth quarter, we made voluntary contributions to our U.S. defined benefit pension plan of $65.2 million, comprised of $30 million in cash and 1.5 million shares of ATI common stock. As of December 31, 2008, our U.S. defined benefit pension plan was approximately 83% funded which represents a decrease in the funding level for this plan from the beginning of the year. This decrease results primarily from a significant decline in the value of investments held by the pension fund due to the negative returns from the equity and fixed income markets in 2008. As a result of the decrease in funding status for our U.S. defined benefit pension plan, we currently expect pension expense of approximately $119 million in 2009, compared to pension income of $12.2 million in 2008. We expect 2009 retirement benefit expense, which includes pension expense and other postretirement benefits expense, of approximately $140 million, compared to $8.4 million of expense in 2008.

Other Expenses

  Corporate expenses for the fourth quarter 2008 were $10.3 million, a decrease of $6.6 million compared to the fourth quarter 2007. This decrease was primarily due to lower expenses associated with annual and long-term performance-based incentive compensation programs.
  Fourth quarter 2008 interest expense, net of interest income, was $0.7 million compared to net interest income $2.2 million in the year-ago period. The increase in net interest expense was primarily due to less interest income.

Income Taxes

  Results for the fourth quarter 2008 included a provision for income taxes of $51.2 million, or 31.6% of income before tax, for U.S. Federal, foreign and state income taxes. The 2008 fourth quarter included a favorable discrete net benefit of $6.7 million primarily associated with state taxes. The fourth quarter 2007 included a provision for income taxes of $73.9 million, or 33.2% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $469.9 million at the end of the fourth quarter 2008, which represents an increase of $197.3 million compared to the balance at September 30, 2008, and a decrease of $153.4 million compared to the balance at December 31, 2007.
  Cash flow from operations for the 2008 year was $754.5 million, net of a voluntary $30 million cash contribution to the Company’s U.S. defined benefit pension plan.
  Managed working capital was reduced by $214.8 million in 2008 primarily as a result of lower business activity in the fourth quarter and declining raw material costs. The reduction in managed working capital during the 2008 year resulted from a $121.5 million decrease in accounts receivable and a $203.1 million decrease in gross inventories, partially offset by a $109.8 million decrease in accounts payable.
  At December 31, 2008, managed working capital was 35.2% of annualized sales, compared to 32.2% of annualized sales at year-end 2007. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $513.9 million in the 2008 year and consisted primarily of capital expenditures.
  Cash used in financing activities was $394.0 million in the 2008 year primarily due to the repurchase of 6.2 million shares of the Company’s common stock at a cost of $278.3 million, dividend payments of $71.4 million, $27.4 million for taxes on share-based compensation, and a reduction in borrowings of $17.9 million. As of the end of 2008, the Company has repurchased 6.8 million shares of stock for $339.5 million since the share repurchase program was initiated in November 2007.
  Net debt as a percentage of total capitalization was 2.0% at the end of 2008. This compares to a negative 4.5% at the end of 2007 as cash on hand exceeded total debt. Total debt to total capital was 20.6% at December 31, 2008, compared to 19.2% at the end of 2007.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although approximately $14 million of the facility was utilized for letters of credit.

Allegheny Technologies will conduct a conference call with investors and analysts on January 21, 2009, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Sales	$1,112.7	$1,273.6	$5,309.7	$5,452.5
Costs and expenses:
Cost of sales	890.3	979.1	4,157.8	4,003.1
Selling and administrative expenses	59.0	72.4	282.7	296.7
Income before interest, other income
(expense) and income taxes	163.4	222.1	869.2	1,152.7
Interest income (expense), net	(0.7)	2.2	(3.5)	(4.8)
Other expense, net	(0.6)	(1.5)	(5.6)	(0.6)
Income before income tax provision	162.1	222.8	860.1	1,147.3
Income tax provision	51.2	73.9	294.2	400.2

Net income	$110.9	$148.9	$565.9	$747.1

Basic net income per common share	$1.16	$1.46	$5.71	$7.35

Diluted net income per common share	$1.15	$1.45	$5.67	$7.26

Weighted average common shares
outstanding -- basic (millions)	96.0	101.7	99.1	101.7

Weighted average common shares
outstanding -- diluted (millions)	96.7	102.9	99.8	102.9

Actual common shares outstanding--
end of period (millions)	97.3	101.6	97.3	101.6

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Sales:
High Performance Metals	$449.2	$512.0	$1,944.9	$2,067.6
Flat-Rolled Products	563.5	654.4	2,909.1	2,951.9
Engineered Products	100.0	107.2	455.7	433.0

Total External Sales	$1,112.7	$1,273.6	$5,309.7	$5,452.5

Operating Profit (Loss):

High Performance Metals	$117.2	$187.2	$539.0	$729.1
% of Sales	26.1%	36.6%	27.7%	35.3%

Flat-Rolled Products	62.2	55.7	377.4	505.2
% of Sales	11.0%	8.5%	13.0%	17.1%

Engineered Products	(1.9)	1.5	20.9	32.1
% of Sales	-1.9%	1.4%	4.6%	7.4%

Operating Profit	177.5	244.4	937.3	1,266.4
% of Sales	16.0%	19.2%	17.7%	23.2%

Corporate expenses	(10.3)	(16.9)	(56.8)	(73.8)

Interest income (expense), net	(0.7)	2.2	(3.5)	(4.8)

Other income (expense), net of gains on asset sales	(1.8)	0.7	(8.5)	(10.2)

Retirement benefit expense	(2.6)	(7.6)	(8.4)	(30.3)

Income before income taxes	$162.1	$222.8	$860.1	$1,147.3

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$469.9	$623.3
Accounts receivable, net of allowances for doubtful accounts of $6.3 at both December 31, 2008 and 2007	530.5	652.2
Inventories, net	887.6	916.1
Deferred income taxes	-	18.8
Prepaid expenses and other current assets	41.4	38.3
Total Current Assets	1,929.4	2,248.7

Property, plant and equipment, net	1,633.6	1,239.5
Prepaid pension asset	-	230.3
Cost in excess of net assets acquired	190.9	209.8
Deferred income taxes	281.6	42.1
Other assets	134.9	125.2

Total Assets	$4,170.4	$4,095.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$278.5	$388.4
Accrued liabilities	311.5	277.3
Accrued income taxes	10.5	17.4
Deferred income taxes	78.2	-
Short term debt and current portion of long-term debt	15.2	20.9
Total Current Liabilities	693.9	704.0

Long-term debt	494.6	507.3
Retirement benefits	825.1	469.6
Other long-term liabilities	195.5	191.2
Total Liabilities	2,209.1	1,872.1

Total Stockholders' Equity	1,961.3	2,223.5

Total Liabilities and Stockholders' Equity	$4,170.4	$4,095.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
	Twelve Months Ended
	December 31
	2008	2007

Operating Activities:

Net income	$565.9	$747.1

Depreciation and amortization	118.8	102.9
Deferred taxes	132.0	55.5
Change in managed working capital	214.8	(44.3)
Pension contribution	(30.0)	(100.0)
Change in retirement benefits	(22.9)	(2.4)
Accrued liabilities and other	(224.1)	(49.0)
Cash provided by operating activities	754.5	709.8
Investing Activities:
Purchases of property, plant and equipment	(515.7)	(447.4)
Asset disposals and other	1.8	(4.3)
Cash used in investing activities	(513.9)	(451.7)
Financing Activities:
Net decrease in debt	(17.9)	(23.9)
Purchase of treasury stock	(278.3)	(61.2)
Dividends paid	(71.4)	(58.1)
Taxes on share-based compensation	(27.4)	0.6
Exercises of stock options	1.0	5.5
Cash used in financing activities	(394.0)	(137.1)
Increase (decrease) in cash and cash equivalents	(153.4)	121.0
Cash and cash equivalents at beginning of period	623.3	502.3
Cash and cash equivalents at end of period	$469.9	$623.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Volume:	2008	2007	2008	2007
High Performance Metals (000's lbs.)
Titanium mill products	7,346	7,997	32,530	30,689
Nickel-based and specialty alloys	11,130	11,500	42,525	44,688
Exotic alloys	1,279	1,645	5,473	5,169

Flat-Rolled Products (000's lbs.)
High value	114,262	121,540	500,375	491,891
Standard	103,017	132,816	584,389	557,016
Flat-Rolled Products total	217,279	254,356	1,084,764	1,048,907

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$24.46	$26.83	$25.60	$30.14
Nickel-based and specialty alloys	$16.98	$18.39	$18.14	$19.15
Exotic alloys	$51.13	$41.39	$48.53	$41.85

Flat-Rolled Products (per lb.)
High value	$3.14	$2.95	$3.26	$3.22
Standard	$1.88	$2.13	$2.13	$2.40
Flat-Rolled Products combined average	$2.54	$2.52	$2.65	$2.79

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2008	2007

Accounts receivable	$530.5	$652.2
Inventory	887.6	916.1
Accounts payable	(278.5)	(388.4)
Subtotal	1,139.6	1,179.9

Allowance for doubtful accounts	6.3	6.3
LIFO reserve	205.6	374.6
Corporate and other	60.2	65.7
Managed working capital	$1,411.7	$1,626.5

Annualized prior 2 months sales	$4,008.0	$5,058.5

Managed working capital as a % of annualized sales	35.2%	32.2%

December 31, 2008 change in managed working capital	$(214.8)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2008	2007

Total debt	$509.8	$528.2
Less: Cash	(469.9)	(623.3)
Net debt (cash)	$39.9	$(95.1)

Net debt (cash)	$39.9	$(95.1)
Stockholders' equity	1,961.3	2,223.5
Net capital	$2,001.2	$2,128.4

Net debt to capital	2.0%	-4.5%

Total debt	$509.8	$528.2
Stockholders' equity	1,961.3	2,223.5
Total capital	$2,471.1	$2,751.7

Total debt to total capital	20.6%	19.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Dollars in millions)
	For the 12 month period ending
	December 31,	December 31,
	2008	2007
Return on Capital Employed:
Net income	$565.9	$747.1
Add: Net interest expense, net of tax	2.2	3.1
Net income before interest expense	$568.1	$750.2

Stockholders' equity, end of period	$1,961.3	$2,223.5
Total debt, end of period	509.8	528.2
Capital employed, end of period	$2,471.1	$2,751.7

Stockholders' equity, beginning of period	$2,223.5	$1,502.9
Total debt, beginning of period	528.2	553.6
Capital employed, beginning of period	$2,751.7	$2,056.5

Average capital employed	$2,611.4	$2,404.1

Return on capital employed	21.8%	31.2%

Return on Stockholders' Equity:
Net income	$565.9	$747.1

Stockholders' equity, end of period	$1,961.3	$2,223.5
Stockholders' equity, beginning of period	2,223.5	1,502.9
Average stockholders' equity	$2,092.4	$1,863.2

Return on stockholders' equity	27.0%	40.1%

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004